Vertiv Reports Strong First Quarter 2025 Results

•Strong first quarter trailing twelve-month (TTM) orders growth of ~20%, with first quarter orders up ~13% compared to last year’s first quarter and up ~21% sequentially from fourth quarter 2024
•First quarter book-to-bill ratio of ~1.4x. Backlog 10% higher than year-end and up 25% from end of first quarter 2024
•First quarter net sales of $2,036 million, 24% higher than first quarter 2024, with organic net sales up 25%
•First quarter diluted EPS of $0.42 and adjusted diluted EPS(1) of $0.64, up ~49% from first quarter 2024. First quarter operating profit of $291 million and adjusted operating profit(1) of $337 million, up 43% and 35% respectively from first quarter 2024
•Raising full year 2025 net sales guidance by $250 million at the midpoint and maintaining full year 2025 adjusted diluted EPS, adjusted operating profit and adjusted free cash flow guidance at the midpoint
COLUMBUS, Ohio April 23, 2025 – Vertiv Holdings Co (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions, today reported financial results for its first quarter ended March 31, 2025. Vertiv reported first quarter 2025 net sales of $2,036 million, an increase of $397 million, or 24%, compared to first quarter 2024. Organic orders growth remained strong with TTM orders up ~20% compared to the TTM period ended March 2024, demonstrating continued robust market demand. First quarter orders increased ~13% compared to the first quarter 2024 and increased ~21% sequentially from the fourth quarter 2024. First quarter 2025 book-to-bill ratio was ~1.4x and backlog increased to $7.9 billion, growing ~10% from the end of fourth quarter 2024.
First quarter 2025 operating profit of $291 million increased $88 million, or 43%, and adjusted operating profit of $337 million increased $88 million, or 35%, compared to first quarter 2024. Adjusted operating margin expanded 130 basis points to 16.5% in the first quarter 2025 compared to the first quarter 2024, driven by operational leverage on higher sales, price-cost tailwinds and productivity, partially offset by impacts from increased tariffs and regional mix.
"Vertiv's strong first quarter results demonstrate our continued momentum and reinforce our position for long-term sustainable growth," said Giordano Albertazzi, Vertiv's Chief Executive Officer. "We continue to see accelerated scaling of AI deployments across the data center market, with strong demand signals reinforcing both our near- and long-term growth outlook. The iGenius project, which involves delivering a complete AI infrastructure solution for one of Italy's leading AI technology companies, demonstrates our ability to rapidly deploy prefabricated AI solutions at scale. This project includes advanced cooling systems and power infrastructure specifically designed for high-density AI computing environments. Our partnership with NVIDIA and our reference designs for their GB200 and GB300 NVL72 platforms position Vertiv at the forefront of AI factory deployment at industrial scale. Assuming tariff rates on April 22, 2025 remain constant through year-end(2), we believe that our diverse manufacturing footprint, operational flexibility, and commercial strategies will progressively lessen the tariff impact as the year progresses. Although the tariff environment remains fluid, our goal is to significantly mitigate the effect of tariffs as we enter 2026."
Dave Cote, Vertiv's Executive Chairman, added: "Vertiv's first quarter results demonstrate how well the team is executing in an increasingly complex environment. The focus on operational excellence and high-performance culture is delivering strong results. Our operational and commercial improvements over the past three years have positioned us well to effectively manage through the tariff environment and navigate these challenges. While we're seeing heightened demand in the market, particularly in AI infrastructure, what is most exciting is that we are still in the early stages of unlocking Vertiv’s full potential. The team's relentless focus on execution, and ability to keep customers future-ready through this rapid market evolution, positions us well to create substantial long-term value for our shareholders as this market continues to expand and transform."

Adjusted Free Cash Flow(1) and Liquidity
Net cash generated by operating activities in first quarter 2025 was $303 million and adjusted free cash flow was $265 million, an increase of $166 million and $164 million respectively from first quarter 2024. First quarter 2025 adjusted free cash flow performance was driven by higher adjusted operating profit, trade working capital improvements and lower interest which were partially offset by an increase in cash taxes and capital expenditures. The 2025 forecast for capital expenditures is still expected to be approximately $275 million, or ~3.0% of sales, to support the strong growth trajectory.
Liquidity remained strong at $2.3 billion and net leverage was approximately 0.8x at the end of first quarter 2025. Vertiv announced that Fitch Ratings, Inc. ("Fitch") has assigned a first-time rating of BBB- with a Stable outlook to Vertiv Holdings Co and Vertiv Group Corporation, a wholly owned subsidiary of Vertiv Holdings Co. We believe Vertiv’s strong business profile, market leadership, resilient balance sheet and prudent financial policy supports Investment Grade credit ratings and Vertiv remains committed to a net leverage target of 1.0x – 2.0x.
Updated Full Year and Second Quarter 2025 Guidance
The data center market continues to show robust momentum as evidenced by our pipeline growth and strong AI-driven demand. The company continues to invest in ER&D and capacity expansion to support the growing needs of the industry, particularly in AI infrastructure deployments. The tariff situation remains fluid, but we are proactively working to mitigate the impact with supply chain countermeasures, production flexibility and commercial actions. Our guidance reflects the potential impacts of the tariff rates existing as of April 22, 2025, and assumes those rates continue throughout 2025(2). Our guidance reflects this assumption as well as our estimates of likely outcomes, based on current information and the planned countermeasures we expect to implement.

Second Quarter 2025 Guidance(2)
Net sales	$2,325M - $2,375M
Organic net sales growth(3)	19% - 23%
Adjusted operating profit(1)	$420M - $450M
Adjusted operating margin(3)	18.0% - 19.0%
Adjusted diluted EPS(1)	$0.77 - $0.85

Full Year 2025 Guidance(2)
Net sales	$9,325M - $9,575M
Organic net sales growth(3)	16.5% - 19.5%
Adjusted operating profit(1)	$1,885M - $1,985M
Adjusted operating margin(3)	19.75% - 21.25%
Adjusted diluted EPS(1)	$3.45 - $3.65
Adjusted free cash flow(3)	$1,250M - $1,350M
(1) This release contains certain non-GAAP metrics. For reconciliations to the relevant GAAP measures and an explanation of the non-GAAP measures and reasons for their use, please refer to sections of this release entitled “Non-GAAP Financial Measures” and “Reconciliation of GAAP and non-GAAP Financial Measures.”
(2) Our guidance reflects the currently expected impacts of the tariff rates active as of April 22, 2025, assuming such rates remain constant through year-end. For purposes of this earnings release and accompanying information, tariff rates active on April 22, 2025, include (but are not limited to): existing Chapter 1-97 tariffs; Section 301 tariffs; IEEPA tariffs (20% China; 25% Mexico / Canada; 0% USMCA); Section 232 Steel and Aluminum tariffs (25%); and Reciprocal tariffs (125% China; 10% Rest of World; and exceptions for Section 232 and Mexico / Canada goods).
(3)    This is a forward-looking non-GAAP financial measure that cannot be reconciled without unreasonable efforts for those reasons set forth under “Non-GAAP Financial Measures” of this release.

First Quarter 2025 Earnings Conference Call
Vertiv’s management team will discuss the Company’s results during a conference call on Wednesday, April 23, starting at 11 a.m. Eastern Time. The call will contain forward-looking statements and other material information regarding Vertiv’s financial and operating results. A webcast of the live conference call will be available for interested parties to listen to by going to the Investor Relations section of the Company’s website at investors.vertiv.com. A slide presentation will be available before the call and will be posted to the website, also at investors.vertiv.com. A replay of the conference call will also be available for 30 days following the webcast.
About Vertiv Holdings Co
Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit vertiv.com.
Category: Financial News
Non-GAAP Financial Measures
Financial information included in this release has been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Vertiv has included certain non-GAAP financial measures in this news release, as indicated above, that may not be directly comparable to other similarly titled measures used by other companies and therefore may not be comparable among companies. These non-GAAP financial measures include organic net sales growth (including on a segment basis), adjusted operating profit, adjusted operating margin, adjusted diluted EPS and adjusted free cash flow, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Vertiv has provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.
Information reconciling certain forward-looking GAAP measures to non-GAAP measures related to second quarter and full-year 2025 guidance, including organic net sales growth, adjusted free cash flow and adjusted operating margin, is not available without unreasonable effort due to high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations. For those reasons, we are unable to compute the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.
See “Reconciliation of GAAP and Non-GAAP Financial Measures” in this release for Vertiv’s reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.
Cautionary Note Concerning Forward-Looking Statements
This news release, and other statements that Vertiv may make in connection therewith, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Vertiv’s future financial or business performance, strategies or expectations, and as such are not historical facts. This includes, without limitation, statements regarding Vertiv’s financial position, capital structure, indebtedness, business strategy and plans and objectives of Vertiv management for future operations, as well as statements regarding growth, anticipated demand for our products and services and our business prospects during 2025, as well as expected impacts from our pricing actions, and our guidance for second quarter and full year 2025 and statements regarding tariffs, global trade conflict and any actions we may take in response thereto. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Vertiv cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this news release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,”

“should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this release are based on current expectations and beliefs concerning future developments and their potential effects on Vertiv. There can be no assurance that future developments affecting Vertiv will be those that Vertiv has anticipated. Vertiv undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Vertiv’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Vertiv has previously disclosed risk factors in its Securities and Exchange Commission (“SEC”) reports, including those set forth in the Vertiv 2024 Annual Report on Form 10-K filed with the SEC on February 18, 2025. These risk factors and those identified elsewhere in this release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to: risks relating to the continued growth of our customers’ markets; long sales cycles for certain Vertiv products and solutions as well as unpredictable placing or cancelling of customer orders; failure to realize sales expected from our backlog of orders and contracts; disruption of our customer’s orders or the markets; less favorable contractual terms with large customers; risks associated with governmental contracts; failure to mitigate risks associated with long-term fixed price contracts; competition in the industry in which we operate; failure to obtain performance and other guarantees from financial institutions; failure to properly manage supply chain, difficulties with third-party manufacturers and increases in costs of material, freight and/or labor, and changes in the costs of production; competition in the infrastructure technologies; risks associated with information technology disruption or cyber-security incidents; risks associated with the implementation and enhancement of information systems; failure to realize the expected benefit from any rationalization, restructuring and improvement efforts; disruption of, or changes in, Vertiv’s independent sales representatives, distributors and original equipment manufacturers; increase of variability in our effective tax rate costs or liabilities associated with product liability due to global operations subjecting us to income and other taxes in the U.S. and numerous foreign entities; the global scope of Vertiv’s operations, especially in emerging markets; failure to benefit from future significant corporate transactions; risks associated with Vertiv’s sales and operations in emerging markets including economic, political and production level risk; risks associated with future legislation and regulation of Vertiv’s customers’ markets both in the United States and abroad; our ability to comply with various laws and regulations including but not limited to, laws and regulations relating to data protection and data privacy; failure to properly address legal compliance issues, particularly those related to imports/exports, anti-corruption laws, and foreign operations; risks associated with foreign trade policy, including tariffs and global trade conflict and any actions we may take in response thereto; risks associated with litigation or claims against the Company, including the risk of adverse outcomes to any legal claims and proceedings; our ability to protect or enforce our proprietary rights on which our business depends; third party intellectual property infringement claims; liabilities associated with environmental, health and safety matters; failure to achieve environmental, social and governance goals; failure to realize the value of goodwill and intangible assets; exposure to fluctuations in foreign currency exchange rates; failure to remediate material weaknesses in our internal controls over financial reporting; our level of indebtedness and the ability to incur additional indebtedness; our ability to comply with the covenants and restrictions contained in our credit agreements, including restrictive covenants that restrict operational flexibility; our ability to comply with the covenants and restrictions contained in our credit agreements is not fully within our control; our ability to access funding through capital markets; resales of Vertiv securities may cause volatility in the market price of our securities; our organizational documents contain provisions that may discourage unsolicited takeover proposals; our certificate of incorporation includes a forum selection clause, which could discourage or limit stockholders’ ability to make a claim against it; the ability of our subsidiaries to pay dividends; factors relating to the business, operations and financial performance of Vertiv and its subsidiaries, including: global economic weakness and uncertainty; our ability to attract, train and retain key members of our leadership team and other qualified personnel; the adequacy of our insurance coverage; fluctuations in interest rates materially affecting our financial results and increasing the risk our counterparties default in our interest rate hedges; our incurrence of significant costs and devotion of substantial management time as a result of operating as a public company; and other risks and uncertainties indicated in Vertiv’s SEC reports or documents filed or to be filed with the SEC by Vertiv. Forward-looking statements included in this news release speak only as of the date of this news release or any earlier date specified for such statements. All subsequent written or oral forward-looking statements attributable to Vertiv or persons acting on Vertiv’s behalf may be qualified in their entirety by this Cautionary Note Concerning Forward-Looking Statements.

For investor inquiries, please contact:
Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
E: lynne.maxeiner@vertiv.com

For media inquiries, please contact:
Brianna Rabe
Ruder Finn for Vertiv
E: brianna.rabe@ruderfinn.com

Source: Vertiv Holdings Co

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
Vertiv Holdings Co
(Dollars in millions except for per share data)

	Three months ended March 31, 2025	Three months ended March 31, 2024
Net sales
Net sales - products	$1,649.7	$1,270.3
Net sales - services	386.3	368.8
Net sales	2,036.0	1,639.1
Costs and expenses
Cost of sales - products	1,112.1	846.3
Cost of sales - services	237.4	226.4
Cost of sales	1,349.5	1,072.7
Operating expenses
Selling, general and administrative expenses	346.3	314.0
Amortization of intangibles	46.0	46.0
Restructuring costs	1.1	0.3
Foreign currency (gain) loss, net	2.6	3.2
Other operating expense (income)	(0.2)	0.3
Operating profit (loss)	290.7	202.6
Interest expense, net	25.3	39.0
Change in fair value of warrant liabilities	—	176.6
Income (loss) before income taxes	265.4	(13.0)
Income tax expense (benefit)	100.9	(7.1)
Net income (loss)	$164.5	$(5.9)

Earnings (loss) per share:
Basic	$0.43	$(0.02)
Diluted	$0.42	$(0.02)
Weighted-average shares outstanding:
Basic	380,845,511	379,135,184
Diluted	390,109,650	379,135,184

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
Vertiv Holdings Co
(Dollars in millions)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,467.3	$1,227.6
Accounts receivable, less allowances of $23.1 and $22.4, respectively	2,310.5	2,362.7
Inventories	1,383.5	1,244.4
Other current assets	300.4	267.1
Total current assets	5,461.7	5,101.8
Property, plant and equipment, net	637.4	625.1
Other assets:
Goodwill	1,339.8	1,321.1
Other intangible assets, net	1,462.7	1,487.1
Deferred income taxes	269.2	303.3
Right-of-use assets, net	203.7	202.1
Other	76.6	92.0
Total other assets	3,352.0	3,405.6
Total assets	$9,451.1	$9,132.5
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$21.0	$21.0
Accounts payable	1,407.1	1,316.4
Deferred revenue	1,095.1	1,063.3
Accrued expenses and other liabilities	534.2	612.6
Income taxes	126.6	83.7
Total current liabilities	3,184.0	3,097.0
Long-term debt, net	2,904.1	2,907.2
Deferred income taxes	238.4	240.3
Long-term lease liabilities	172.2	171.4
Other long-term liabilities	286.0	282.3
Total liabilities	6,784.7	6,698.2
Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value, 700,000,000 shares authorized, 381,001,144 and 380,703,974 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	2,829.6	2,821.4
Accumulated deficit	(88.0)	(238.3)
Accumulated other comprehensive (loss) income	(75.2)	(148.8)
Total equity	2,666.4	2,434.3
Total liabilities and equity	$9,451.1	$9,132.5

    UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Vertiv Holdings Co
(Dollars in millions)

	Three months ended March 31, 2025	Three months ended March 31, 2024
Cash flows from operating activities:
Net income (loss)	$164.5	$(5.9)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation	22.9	19.8
Amortization	48.7	48.9
Deferred income taxes	33.3	(7.6)
Amortization of debt discount and issuance costs	2.2	2.1
Change in fair value of warrant liabilities	—	176.6
Changes in operating working capital	(4.8)	(99.7)
Stock-based compensation	11.2	9.2
Other	25.3	(5.9)
Net cash provided by (used for) operating activities	303.3	137.5
Cash flows from investing activities:
Capital expenditures	(36.5)	(35.8)
Investments in capitalized software	(2.3)	(0.7)
Net cash provided by (used for) investing activities	(38.8)	(36.5)
Cash flows from financing activities:
Borrowings from ABL revolving credit facility and short-term borrowings	—	190.0
Repayments of ABL revolving credit facility and short-term borrowings	—	(190.0)
Repayment of long-term debt	(5.3)	(5.3)
Dividend payment	(14.2)	(9.3)
Repurchase of common stock	—	(599.9)
Exercise of employee stock options	1.3	14.4
Employee taxes paid from shares withheld	(6.7)	(3.0)
Net cash provided by (used for) financing activities	(24.9)	(603.1)
Effect of exchange rate changes on cash and cash equivalents	4.3	(6.0)
Increase (decrease) in cash, cash equivalents and restricted cash	243.9	(508.1)
Beginning cash, cash equivalents and restricted cash	1,232.2	788.6
Ending cash, cash equivalents and restricted cash	$1,476.1	$280.5
Changes in operating working capital
Accounts receivable	$81.6	$9.9
Inventories	(128.6)	(106.5)
Other current assets	(29.5)	(31.7)
Accounts payable	86.5	9.8
Deferred revenue	23.4	100.0
Accrued expenses and other liabilities	(79.6)	(68.5)
Income taxes	41.4	(12.7)
Total changes in operating working capital	$(4.8)	$(99.7)

Reconciliation of GAAP and non-GAAP Financial Measures

To supplement this news release, we have included certain non-GAAP financial measures in the format of performance metrics. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors' ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of each of these non-GAAP financial measures to GAAP information are also included. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company's performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Vertiv’s non-GAAP financial measures include:

•Adjusted operating profit (loss), which represents operating profit (loss), adjusted to exclude amortization of intangibles;
•Adjusted operating margin, which represents adjusted operating profit (loss) divided by net sales;
•Organic net sales growth, which represents the change in net sales adjusted to exclude the impacts of foreign currency exchange rate;
•Adjusted free cash flow, which represents net cash provided by (used for) operating activities adjusted to exclude capital expenditures and investments in capitalized software; and
•Adjusted diluted EPS, which represents diluted earnings per share adjusted to exclude amortization of intangibles and change in warranty liability.

Regional Segment Results

	Three months ended March 31,
	2025	2024	Δ	Δ%	Organic Δ%(2)
Net sales(1)
AMER	$1,185.3	$925.0	$260.3	28.1%	28.8%
APAC	447.2	332.3	114.9	34.6%	36.4%
EMEA	403.5	381.8	21.7	5.7%	7.2%
Total	$2,036.0	$1,639.1	$396.9	24.2%	25.3%

Adjusted operating profit (loss)(3)
AMER	$259.7	$187.8	$71.9	38.3%
APAC	45.7	30.4	15.3	50.3%
EMEA	78.7	70.3	8.4	11.9%
Corporate(4)	(47.4)	(39.9)	(7.5)	18.8%
Total	$336.7	$248.6	$88.1	35.4%

Adjusted operating margins(5)
AMER	21.9%	20.3%	1.6%
APAC	10.2%	9.1%	1.1%
EMEA	19.5%	18.4%	1.1%
Vertiv	16.5%	15.2%	1.3%
(1)Segment net sales are presented excluding intercompany sales.
(2)Organic basis is adjusted to exclude foreign currency exchange rate impact.
(3)Adjusted operating profit (loss) is only adjusted at the Corporate segment. There are no adjustments at the reportable segment level between operating profit (loss) and adjusted operating profit (loss).
(4)Corporate costs consist of headquarters management costs, asset impairments, and costs that support centralized global functions including Finance, Treasury, Risk Management, Strategy & Marketing, and Legal.
(5)Adjusted operating margins calculated as adjusted operating profit (loss) divided by net sales.

Sales by product and service offering

	Three months ended March 31,
	2025	2024	Δ	Δ%
Americas:
Products	$958.3	$716.1	$242.2	33.8%
Services & spares	227.0	208.9	18.1	8.7%
	$1,185.3	$925.0	$260.3	28.1%
Asia Pacific:
Products	$333.8	$224.0	$109.8	49.0%
Services & spares	113.4	108.3	5.1	4.7%
	$447.2	$332.3	$114.9	34.6%
Europe, Middle East & Africa:
Products	$319.0	$297.3	$21.7	7.3%
Services & spares	84.5	84.5	—	—%
	$403.5	$381.8	$21.7	5.7%
Total:
Products	$1,611.1	$1,237.4	$373.7	30.2%
Services & spares	424.9	401.7	23.2	5.8%
	$2,036.0	$1,639.1	$396.9	24.2%

Organic growth by product and service offering

	Three months ended March 31, 2025
	Net Sales Δ	FX Δ	Organic growth	Organic Δ%(1)
Americas:
Products	$242.2	$3.8	$246.0	34.4%
Services & spares	18.1	2.0	20.1	9.6%
	$260.3	$5.8	$266.1	28.8%
Asia Pacific:
Products	$109.8	$3.8	$113.6	50.7%
Services & spares	5.1	2.2	7.3	6.7%
	$114.9	$6.0	$120.9	36.4%
Europe, Middle East & Africa:
Products	$21.7	$3.3	$25.0	8.4%
Services & spares	—	2.3	2.3	2.7%
	$21.7	$5.6	$27.3	7.2%
Total:
Products	$373.7	$10.9	$384.6	31.1%
Services & spares	23.2	6.5	29.7	7.4%
	$396.9	$17.4	$414.3	25.3%
(1)Organic growth percentage change is calculated as organic growth divided by net sales for the three months ended March 31, 2024.

Segment operating profit (loss)

Operating profit (loss)	Three months ended March 31, 2025	Three months ended March 31, 2024
Americas	$259.7	$187.8
Asia Pacific	45.7	30.4
Europe, Middle East & Africa	78.7	70.3
Total reportable segments	384.1	288.5
Foreign currency gain (loss)	(2.6)	(3.2)
Corporate and other	(44.8)	(36.7)
Total corporate, other and eliminations	(47.4)	(39.9)
Amortization of intangibles	(46.0)	(46.0)
Operating profit (loss)	$290.7	$202.6
Reconciliation of net cash provided by (used for) operating activities to adjusted free cash flow

	Three months ended March 31, 2025	Three months ended March 31, 2024
Net cash provided by (used for) operating activities	$303.3	$137.5
Capital expenditures	(36.5)	(35.8)
Investments in capitalized software	(2.3)	(0.7)
Adjusted free cash flow	$264.5	$101.0
Reconciliation from operating profit (loss) to adjusted operating profit (loss)

	Three months ended March 31, 2025	Three months ended March 31, 2024
Operating profit (loss)	$290.7	$202.6
Amortization of intangibles	46.0	46.0
Adjusted operating profit (loss)	$336.7	$248.6
Reconciliation from operating margin to adjusted operating margin

	Three months ended March 31, 2025	Three months ended March 31, 2024	Δ
Vertiv net sales	$2,036.0	$1,639.1	$396.9
Vertiv operating profit (loss)	290.7	202.6	88.1
Vertiv operating margin	14.3%	12.4%	1.9%

Amortization of intangibles	$46.0	$46.0	$—
Vertiv adjusted operating profit (loss)	336.7	248.6	88.1
Vertiv adjusted operating margin	16.5%	15.2%	1.3%

Reconciliation of Diluted EPS to Adjusted Diluted EPS

Three months ended March 31, 2025
	Operating profit (loss)	Interest expense, net	Income tax expense (benefit)	Net income (loss)	Diluted EPS(1)
GAAP	$290.7	$25.3	$100.9	$164.5	$0.42
Amortization of intangibles	46.0	—	—	46.0	0.12
Non-recurring tax adjustment, net(2)	—	—	(39.5)	39.5	0.10
Non-GAAP adjusted	$336.7	$25.3	$61.4	$250.0	$0.64
Diluted shares (in millions)					390.1
(1)Diluted EPS and adjusted diluted EPS is calculated using 390.1 million shares (includes 380.8 million basic shares and 9.3 million potential dilutive equity awards).
(2)Nonrecurring tax adjustment of $39.5 million due to recently issued guidance which changes our assessment of our realizability of certain deferred tax assets.

Three months ended March 31, 2024
	Operating profit (loss)	Interest expense, net	Change in warrant liability	Income tax expense (benefit)	Net income (loss)	Diluted EPS(1)
GAAP	$202.6	$39.0	$176.6	$(7.1)	$(5.9)	$(0.02)
Amortization of intangibles	46.0	—	—	—	46.0	0.12
Change in warrant liability	—	—	(176.6)	47.9	128.7	0.33
Non-GAAP adjusted	$248.6	$39.0	$—	$40.8	$168.8	$0.43
Pro-forma diluted shares (in millions)						389.3
(1)Diluted EPS is calculated using 379.1 million shares. Adjusted diluted EPS uses 389.3 million adjusted diluted shares, which includes 379.1 million basic shares and 10.2 million additional shares from potentially dilutive equity awards that would be dilutive if the Company had net income in the first three months of 2024. We believe that this adjusted version better reflects our actual performance because it removes the impact of warrant liability accounting and the impact on adjusted diluted EPS.

Vertiv Holdings Co
2025 Adjusted Guidance
Reconciliation of Diluted EPS to Adjusted Diluted EPS(1)(2)

Second Quarter 2025
	Operating profit (loss)	Interest expense, net	Income tax expense	Net income (loss)	Diluted EPS(3)
GAAP	$389.0	$23.0	$96.0	$270.0	$0.69
Amortization of intangibles	46.0	—	—	46.0	0.12
Non-GAAP adjusted	$435.0	$23.0	$96.0	$316.0	$0.81
Diluted shares (in millions)					392.0

Full Year 2025
	Operating profit (loss)	Interest expense, net	Income tax expense	Net income (loss)	Diluted EPS(5)
GAAP	$1,754.0	$125.0	$459.5	$1,169.5	$2.98
Amortization of intangibles	181.0	—	—	181.0	0.47
Non-recurring tax adjustment, net(4)	—	—	(39.5)	39.5	0.10
Non-GAAP adjusted	$1,935.0	$125.0	$420.0	$1,390.0	$3.55
Diluted shares (in millions)					392.0
(1)Our guidance reflects the currently expected impacts of the tariff rates active as of April 22, 2025, assuming such rates remain constant through year-end. For purposes of this earnings release and accompanying information, tariff rates active on April 22, 2025, include (but are not limited to): existing Chapter 1-97 tariffs; Section 301 tariffs; IEEPA tariffs (20% China; 25% Mexico / Canada; 0% USMCA); Section 232 Steel and Aluminum tariffs (25%); and Reciprocal tariffs (125% China; 10% Rest of World; and exceptions for Section 232 and Mexico / Canada goods).
(2)Information reconciling certain forward-looking GAAP measures to non-GAAP measures related to FY 2025 guidance, including organic net sales growth, adjusted operating margin and adjusted free cash flow, is not available without unreasonable effort due to high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations. For the same reasons, we are unable to compute the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.
(3)Diluted EPS and adjusted diluted EPS based on 392.0 million shares (includes 382.0 million basic shares and 10.0 million potential dilutive equity awards).
(4)Nonrecurring tax adjustment of $39.5 million due to recently issued guidance which changes our assessment of our realizability of certain deferred tax assets.
(5)Diluted EPS and adjusted diluted EPS based on 392.0 million shares (includes 382.0 million basic shares and 10.0 million potential dilutive equity awards).